EXHIBIT 99

DATE:	July 29, 2011
TO:	All EMC Employees
FROM:	Bruce Kelley, Ron Jean and Kevin Hovick
RE:	First Half 2011 Results

Catastrophes, storms and large losses have significant impact on first half results.

The consolidated combined trade ratio as of June 30 was 121.5 compared to 104.6 for the first half of 2010.  Catastrophe and storm losses for the first six months of 2011 contributed 24.5 points to the combined ratio compared to 10.8 points last year and an average of 8.2 points over the previous ten years. Catastrophic events along with severe and widespread storm activity have impacted us both on business written through our branch operations and on assumed reinsurance business.  Large non-storm losses (over $500,000) have also played a significant role in our results so far.

The combined ratio breaks down as follows:

Incurred Loss Ratio	72.7
Loss Adjustment Expense Ratio	12.5
Underwriting Expense Ratio	34.0
Dividend Ratio	2.3
Combined Trade Ratio	121.5

Reporting these types of results is never a pleasant experience; however, it pales in comparison to the pain and suffering experienced by our policyholders and countless others during the the past six months. We are proud that our policyholders can Count on EMC to provide the financial resources necessary to rebuild their lives after such devastating events.

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Net written premiums increased by 5.2% to $583.3 million.  This reflects premium growth both on the direct side through branch operations and on the assumed side through EMC Reinsurance Company. The increase in direct written premiums was driven by an increase in renewal premiums, an increase in endorsement premiums and positive audit premiums compared to negative audit premiums through June of last year.  Policy count increased moderately but new business premiums were actually down from last year.  Manual rate levels increased by roughly 1.5% in the first six months.  While this is driven primarily by personal lines, we are also getting increases on commercial lines.  Renewal retention on direct business remained strong at roughly 88%.  New accounts and price firming contributed to the increase in assumed reinsurance premiums.

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Despite the unprecedented level of catastrophe losses experienced during the first six months of 2011, our balance sheet remains strong with policyholder surplus down just 2.3% to $1.054 billion from $1.080 billion at the end of 2010.  Net investment income and solid returns from our common stock portfolio helped to cushion the impact of underwriting losses.

The combined ratio is certainly much higher than we would have hoped for at this point in the year—once again due to a record level of catastrophe and storm losses as well as a significant amount of large loss activity.  Despite these challenges, we remain confident that our underlying book of business is sound, and our plans for 2011 are appropriate.  While it varies by territory and line of business, we are having success increasing rate levels and we must continue to take advantage of every opportunity to do so. The sound fundamentals of careful risk selection and appropriate pricing have never been more important as we work to improve underwriting results. Let’s continue to focus on our objectives and execute our plans effectively so that we can finish 2011 in strong fashion.

*****

NOTE REGARDING EMC INSURANCE GROUP INC.: These results are consolidated numbers for EMC Insurance Companies and differ from results referred to in the July 20 press release for EMC Insurance Group Inc., the publicly traded company on NASDAQ. This financial information is also based on statutory accounting principles, which differ from the generally accepted accounting principles (GAAP) used by EMC Insurance Group Inc.